AMENDMENT

This Amendment is made between American Scientific Resources, Inc. and Greenwood Group, LLC ,both parties to the attached agreement (the "Original Agreement & Schedules") to which this Amendment refers and is intended to append. As of Dec 9, 2009, and the adoption of this Amendment by signature, the Original Agreement and Schedules is recognized as being between not only Kidz-Med, Inc and Greenwood Group, but also American Scientific Resources, Inc. This Amendment shall be attached to and made a part of the Original Agreement and Schedules between the Parties regarding the subject matter herein, and shall supersede all prior and contemporaneous undertakings and agreements between the Parties, whether written or oral, with respect to the subject matter herein."

Definitions:

ASR = American Scientific Resources, Inc.

GG = The Greenwood Group

GG Accounts = Companies or other entities introduced to ASR or the products or services of ASR.

Collected Net Revenues = Collected Net revenues is defined as the amount of actual dollars collected by American Scientific Resources based on Invoiced Sales (per Total reflected on each invoice) minus any Returns and Damages. As long as the charges or deductions for coop, slotting or other account funds are approved by ASR, when the First, Second, Third and Fourth Target Amounts are achieved, ASR shall deliver to GG Warrants C, D, E, and F respectively.

Example - $2.1mm in invoice sales – damages and returns of $100,000 = $2mm. If slotting, coop and other approved trade charges total $300,000, ASR will have to have collected $1.7mm against those $2.1mm in invoiced sales and that will satisfy the awarding to GG of the First Bonus Amount to be applied to the issuance and delivery of Warrant C under Section 4 of the Amendment.

The Warrants = Warrants to purchase the common stock of ASR. The warrants shall have a term of 5 (five) years from the date of issuance and shall be structured and calculated as follows:

Warrant A = Warrants to purchase an amount of stock equal in value to $100,000, such amount of Warrants to be calculated by dividing $100,000 by the average of the 50% of 30 day trailing VWAP as defined by using Bloomberg LP prior to the First FP agreement Date as defined below. The Warrants shall have a strike price equal to the average of 50% of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the First FP agreement Date as defined below. Payment for each is to be made in the month that GG achieves the objective

Warrant B = Warrants to purchase an amount of stock equal in value to $100,000, such amount of Warrants to be calculated by dividing $100,000 by the average of 50% of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Second FP agreement Date as defined

below. The Warrants shall have a strike price equal to the average of 50% of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Second FP agreement Date as defined below. Payment for each is to be made in the month that GG achieves the objective

Warrant C = Warrants to purchase an amount of stock equal in value to $220,000 (the "First Bonus Amount") such amount of Warrants to be calculated by dividing the First Bonus Amount by the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the First GG Target Date as defined below. The Warrants shall have a strike price equal to the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the First GG Target Date as defined below. Payment for each is to be made in the month that GG achieves the objective

Warrant D = Warrants to purchase an amount of stock equal in value $412,500 (the "Second Bonus Amount") such amount of Warrants to be calculated by dividing the Second Bonus Amount by the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Second GG Target Date as defined below. The Warrants shall have a strike price equal to the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Second GG Target Date as defined below. Payment for each is to be made in the month that GG achieves the objective.

Warrant E = Warrants to purchase an amount of stock equal in value to $495,000 (the "Third Bonus Amount") such amount of Warrants to be calculated by dividing the Third Bonus Amount by the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Third GG Target Date as defined below. The Warrants shall have a strike price equal to the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Third GG Target Date as defined below. Payment for each is to be made in the month that GG achieves the objective.

Warrant F = Warrants to purchase an amount of stock equal in value to $660,000 (the "Fourth Bonus Amount") such amount of Warrants to be calculated by dividing the Fourth Bonus Amount by the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Fourth GG Target Date as defined below. The Warrants shall have a strike price equal to the average of the 30 day trailing VWAP as defined by using Bloomberg LP prior to the Fourth GG Target Date as defined below. Payment for each is to be made in the month that GG achieves the objective.

It is agreed that:

1. ASR shall deliver to GG an amount of restricted common shares equal in amount to $169,000, which is equal to the amount due and owing to GG, divided by the closing price of the common shares of ASR on the date prior to the signing of this agreement discounted by 50% before December 31st 2009 (the "Settlement Shares"). Such shares upon delivery to GG shall be in full and final settlement of all monies, fees, commissions and claims (the "Payables") made by and due to GG by ASR through December 31, 2009. GG acknowledges and agrees herein that, upon delivery to GG of the settlement Shares, that this settlement is in full and forfeits all claims against ASR in respect to these

Payables. The Settlement Shares shall become non-restricted and free trading upon the approval of the S1 filing and issued upon the signing of this Amendment.

2. Upon delivery to ASR of an acceptable and executed licensing or similar agreement between ASR and Fisher Price XXX ("FP") a subsidiary of the Mattel Corporation (the "First FP Agreement" or the "First FP Agreement Date"), or another mutually acceptable company and its brand, ASR shall deliver to GG Warrant A.

3. Upon delivery to ASR of a subsequent acceptable and executed licensing or similar agreement between ASR and Fisher Price XXX a subsidiary of the Mattel Corporation (the "Second FP Agreement" or the "Second FP Agreement Date"), or another mutually acceptable company and its brand, ASR shall deliver to GG Warrant B. The Second FP Agreement shall be similar to the First FP Agreement but shall relate and concern other products or services not contained in the First FP Agreement.

4. ASR shall deliver to GG the following:

Upon the receipt by ASR of Collected Net Revenues of $2,000,000 (the "First GG Target Amount") resulting from the activities of the GG Accounts (the "First GG Target Date") ASR shall deliver to GG Warrant C.

Upon the receipt by ASR of Collected Net Revenues of $5,000,000 (the "Second GG Target Amount") resulting from the activities of the GG Accounts (the "Second GG Target Date") ASR shall deliver to GG Warrant D.

Upon the receipt by ASR of Collected Net Revenues of $9,000,000 (the "Third GG Target Amount") resulting from the activities of the GG Accounts (the "Third GG Target Date") ASR shall deliver to GG Warrant E.

Upon the receipt by ASR of Collected Net Revenues of $15,000,000 (the "Fourth GG Target Amount") resulting from the activities of the GG Accounts (the "Fourth GG Target Date") ASR shall deliver to GG Warrant F.

5. The current monthly retainer of $5000.00, paid by ASR to GG as included in the original agreement as attached hereto (the "Original Retainer") shall be amended as follows:

Upon the receipt by ASR of Collected Net Revenues of $2,000,000 resulting from the activities of the GG Introductions (the "First GG Target Date") ASR shall increase the Original Retainer by a factor of 10% from the Original Retainer which reflects an amount of $5,500.

Upon the receipt by ASR of Collected Net Revenues of $5,000,000 resulting from the activities of the GG Introductions (the "Second GG Target Date") ASR shall increase the Original Retainer by a factor of 25% from the Original Retainer which reflects an amount of $6,250.

Upon the receipt by ASR of Collected Net Revenues of $9,000,000 resulting from the activities of the GG Introductions (the "Third GG Target Date") ASR shall increase the Original Retainer by a factor of 50% from the Original Retainer which reflects an amount of $7,500

Upon the receipt by ASR of Collected Net Revenues of $15,000,000 resulting from the activities of the GG Introductions (the "Fourth GG Target Date") ASR shall increase the Original Retainer to $20,000 at which point all future increases will be mutually agreed upon by ASR and GG from time to time.

5a. If the $2,000,000 benchmark is not achieved within 24 months, this Amendment becomes null and void unless extenuating circumstances take place which include but are not limited to issues regarding manufacturing, regulatory, shipping, importing, quality control, funding, marketing decisions where Greenwood is not involved, timing of trade category reviews, and trade terms of sale, all of which are the responsibility of ASR.

The $2,000,000 includes invoiced and unshipped orders from both accounts listed on Schedule B & web sales as well as from sales generated where Greenwood in involved in international business. The timeframe to accomplish this volume objective begins with the first date of available shipment of NeverTouch 5-in-1. As of the signing of this Amendment, all sales generated from Products currently available for shipment will be included in the $2,000,000.

In the event that the $2,000,000 goal is not attained, ASR has the right, but not the obligation, to terminate this Amendment and the terms of the Original Agreement will remain in force and GG will retain all shares and warrants earned through that date of the termination of this Amendment. In the event that ASR terminates this Amendment and reverts back to the Original Agreement, ASR has the right, but not the obligation, to execute the following changes to the Original Agreement

1) Elimination of Schedule E
2) The Original Agreement may then become Non-Exclusive meaning that ASR can appoint another sales organization or it's own sales people to handle accounts other than those opened by GG, which GG will retain.

ASR has the right but not the obligation to exercise this section 5a for up to 30 days at the end of the period which shall be from the first available ship date of the NeverTouch 5-in-1 Thermometer through the 24th month.

6. GG shall receive a commission as due and payable on all Net Invoice amounts as per the definition in the original agreement, generated on any FP business, or a mutually agreeable substitute business, as follows:
    a. US Retail or other accounts per Schedules B & C of the Original Agreement, and any mutually agreed to changes to Schedules B & C secured by GG at 8% and otherwise 3%
    b. US Institutional sales where GG is not the seller at 3%

c. All sales outside the US to any class of trade at 3% where GG does not hold direct responsibility.
d. Markets under the direct responsibility of GG, outside the US, will reflect a minimum of 8% per the original agreement or another mutually agreed upon rate based on the structure needed for each individual country/market.

7. With specific reference to Schedule E or the Original Agreement as attached hereto it is agreed that:

At the First GG Target Date any amounts due GG under Schedule E (the "Original Participation Amount") shall be reduced by 10% making Schedule E 9%

At the Second GG Target Date the Original Participation Amount shall be reduced by 25% making Schedule E 7.5%

At the Third GG Target Date the Original Participation Amount shall be reduced by 50% making Schedule E 5%

At the Fourth GG Target Date the Original Participation Amount shall be reduced by 100% making Schedule E 0%

8. The Original Agreement including this ADDENDUM herein shall be extended in all respects until August 2019 with 5 year auto-renewals which replaces the current 2 year renewal terms in the Original Agreement.

9. It is agreed that Greenwood has the right that permits transfers of any shares and warrants issued by ASR, either at the time of issuance or afterwards, to internal Greenwood personnel (owners, directors, employees, and consultants), as well as transfers for estate planning purposes.

Agreed and accepted

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The Greenwood Group
By: Patrick O'Leary
Date:

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American Scientific Resources, Inc.
By: Christopher F. Tirotta, MD, MBA
Date: 12/19/09